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                                                                   Exhibit 99(d)

                                                           FOR IMMEDIATE RELEASE

CONTACTS:    Peter G. Hanelt
             Chief Executive Officer/CFO
             Natural Wonders, Inc.
             (510) 252-6607
             www.naturalwonders.com


                 NATURAL WONDERS AND WORLD OF SCIENCE ANNOUNCES
                                LIQUIDATION PLAN

         Fremont, CA - March 6, 2001-- Natural Wonders, Inc. (Nasdaq: NATW), and its wholly owned subsidiary World of Science, today announced, pursuant to an Order entered by the United States Bankruptcy Court, Northern District of California, Oakland Division, that it had begun the sale of its assets through a supervised going out of business sale and is simultaneously in the process of auctioning all of its interests in its real estate property leases. The Company has engaged DJM Asset Management, LLC to conduct the auction of its leasehold interests and a joint venture between Great American Group and Gordon Brothers Retail Partners, LLC to assist the Company in its liquidation of the Company's inventory in its stores. The Company expects to complete both the liquidation of its inventory and the sale and assignment of its real estate property leases by early June 2001 at the latest.

         The Company also intends to begin the preparation of its Disclosure Statement and Plan of Reorganization under Chapter 11 of the bankruptcy code for filing with the court. The Plan will include the method of distributing the Liquidation Proceeds to the Creditors in the case. The Company does not expect that there will be any recovery for shareholders under this Plan.

         Natural Wonders, Inc., is a specialty retailer of unique and affordable family gifts inspired by the wonders of science and nature. The Company operates 237 stores as of March 6, 2001.

         Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include the Company's ability to purchase attractive and appropriate merchandise, changes in consumer demands and preferences, competition from other retailers, and uncertainties generally associated with gift retailing. Other risk factors are detailed in the Company's Securities and Exchange Commission filings.

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